Exhibit 10.28
SEVERANCE AGREEMENT
     This Severance Agreement (the “Agreement”) is dated as of the _____ day of ________, 20__, between The Timken Company, an Ohio corporation (the “Company”), and _________________ (the “Employee”).
Recitals
     WHEREAS, the Employee is a key employee of the Company and has made and is expected to continue to make major contributions to the profitability, growth and financial strength of the Company;
     WHEREAS, the Company wishes to induce its key employees to remain in the employment of the Company and to assure itself of stability and continuity of operations by providing severance protection to those key employees who are expected to make major contributions to the success of the Company. In addition, the Company recognizes that a termination of employment may occur following a change in control in circumstances where the Employee should receive additional compensation for services theretofore rendered and for other good reasons, the appropriate amount of which would be difficult to ascertain. Hence, the Company has agreed to provide special severance in the event of a change in control of the Company; and
     NOW, THEREFORE, in consideration of the premises provided for in this Agreement, including the Release provided for in Section 7 hereof, the Company and the Employee agree as follows:
     1. Definitions:
          1.1 Base Salary: The term “Base Salary” shall mean the Employee’s annual base salary as in effect on the date this Agreement becomes operative, as the same may be increased from time to time.
          1.2 Board: The term “Board” shall mean the Board of Directors of the Company.
          1.3 Change in Control: “Change in Control” means the occurrence during the Term of any of the following events:
     (a) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the combined voting power of the then-outstanding Voting Stock of the Company; provided, however, that:
     (i) for purposes of this Section 1.3(a), the following acquisitions will not constitute a Change in Control: (A) any acquisition of Voting Stock of the Company directly from the Company that is approved by a majority of the Incumbent Directors, (B) any acquisition of Voting

Stock of the Company by the Company or any Subsidiary, (C) any acquisition of Voting Stock of the Company by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, and (D) any acquisition of Voting Stock of the Company by any Person pursuant to a Business Transaction that complies with clauses (i), (ii) and (iii) of Section 1.3(c) below;
     (ii) if any Person is or becomes the beneficial owner of 30% or more of combined voting power of the then-outstanding Voting Stock of the Company as a result of a transaction described in clause (A) of Section 1.3(a)(i) above and such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Company representing 1% or more of the then-outstanding Voting Stock of the Company, other than in an acquisition directly from the Company that is approved by a majority of the Incumbent Directors or other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally, such subsequent acquisition shall be treated as a Change in Control;
     (iii) a Change in Control will not be deemed to have occurred if a Person is or becomes the beneficial owner of 30% or more of the Voting Stock of the Company as a result of a reduction in the number of shares of Voting Stock of the Company outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Incumbent Directors unless and until such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Company representing 1% or more of the then-outstanding Voting Stock of the Company, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally; and
     (iv) if at least a majority of the Incumbent Directors determine in good faith that a Person has acquired beneficial ownership of 30% or more of the Voting Stock of the Company inadvertently, and such Person divests as promptly as practicable but no later than the date, if any, set by the Incumbent Directors a sufficient number of shares so that such Person beneficially owns less than 30% of the Voting Stock of the Company, then no Change in Control shall have occurred as a result of such Person’s acquisition; or
     (b) a majority of the Board ceases to be comprised of Incumbent Directors; or
     (c) the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the stock or assets of another corporation, or other transaction

(each, a “Business Transaction”), unless, in each case, immediately following such Business Transaction (i) the Voting Stock of the Company outstanding immediately prior to such Business Transaction continues to represent (either by remaining outstanding or by being converted into Voting Stock of the surviving entity or any parent thereof), at least 51% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (ii) no Person (other than the Company, such entity resulting from such Business Transaction, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Transaction) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction, and (iii) at least a majority of the members of the Board of Directors of the entity resulting from such Business Transaction were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Transaction; or
     (d) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Transaction that complies with clauses (i), (ii) and (iii) of Section 1.3(c).
The Company shall give the Employee written notice, delivered to the Employee in the manner specified in Section 9 hereof, of the occurrence of any event constituting a Change in Control as promptly as practical, and in no case later than 10 calendar days, after the occurrence of such event.
          1.4 CIC Severance Amount: The term “CIC Severance Amount” shall mean an amount equal to the sum of:
     (a) [CIC terms] times the greater of (i) the Employee’s Base Salary in effect immediately prior to the Employee’s Termination of Employment or (ii) the Employee’s Base Salary in effect immediately prior to the Change in Control;
     (b) [CIC terms] times the greater of (i) the Employee’s Incentive Pay for the year in which the Employee’s employment is terminated or (ii) the Employee’s Incentive Pay for the year in which the Change in Control occurred;
     (c) The Enhanced Supplemental Pension Benefit;
     (d) The Supplemental SIP Plan Benefit; and
     (e) The Post-Tax SIP Plan Benefit.
          1.5 Code: The term “Code” shall mean the Internal Revenue Code of 1986, as amended.

          1.6 Company Termination Event: The term “Company Termination Event” shall mean the Termination of Employment of the Employee by the Company or otherwise in any of the following events and prior to any Employee Termination Event:
     (a) The Employee’s death;
     (b) If the Employee shall become eligible to receive and begins actually to receive long-term disability benefits under The Long Term Disability Program of The Timken Company or any successor plan; or
     (c) For Cause. Termination of Employment shall be deemed to be for “Cause” only if based on the fact that the Employee has done any of the following:
     (i) An intentional act of fraud, embezzlement or theft in connection with his duties with the Company;
     (ii) Intentional wrongful disclosure of secret processes or confidential information of the Company or a Company subsidiary; or
     (iii) Intentional wrongful engagement in any Competitive Activity which would constitute a material breach of the Employee’s duty of loyalty to the Company.
For purposes of this Agreement, no act, or failure to act, on the part of the Employee shall be deemed “intentional” unless done or omitted to be done, by the Employee not in good faith and without reasonable belief that his action or omission was in or not opposed to the best interest of the Company.
          1.7 Competitive Activity: The term “Competitive Activity” shall mean the Employee’s participation, without the written consent of an officer of the Company, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company and such enterprise’s sales of any product or service competitive with any product or service of the Company amounted to 25% of such enterprise’s net sales for its most recently completed fiscal year and if the Company’s net sales of said product or service amounted to 25% of the Company’s net sales for its most recently completed fiscal year. “Competitive Activity” shall not include (a) the mere ownership of securities in any enterprise and exercise of rights appurtenant thereto or (b) participation in management of any enterprise or business operation thereof other than in connection with the competitive operation of such enterprise.
          1.8 Employee Termination Event: The term “Employee Termination Event” shall mean the Termination of Employment of the Employee (including a decision to retire if eligible under The 1984 Retirement Plan for Salaried Employees of The Timken Company, or any successor plan (the “Retirement Plan”)) by the Employee in any of the following events:
     (a) A determination by the Employee made in good faith that upon or after the occurrence of a Change in Control: (i) a material reduction in the nature or scope of the responsibilities, authorities or duties of the Employee attached to the Employee’s position held immediately prior to the Change in Control has occurred; or (ii) a change of more than 60 miles has occurred in the location of the Employee’s principal office immediately prior to the Change in Control;
     (b) A material reduction by the Company in the Employee’s Base Salary upon or after the occurrence of a Change in Control;
For purposes of this Agreement, the amount of any reduction in annual base salary elected by the Employee pursuant to any qualified or non-qualified salary reduction arrangement maintained by the Company, including, without limitation, The Timken Company Savings and Investment Pension Plan (the “SIP Plan”) and The Timken Company 1996 Deferred Compensation Plan (the “Deferred Compensation Plan”), shall be included in the determination of Base Salary; or
     (c) An action or inaction that constitutes a material breach by the Company of this Agreement (including, but not limited to, a breach of Section 8.1 hereof) upon or after the occurrence of a Change in Control.
     Notwithstanding the foregoing, no Termination of Employment by the Employee will be an Employee Termination Event unless (x) the Employee gives the Company notice of the existence of a condition described in subsection (a), (b), or (c), above within 90 days of the initial existence of such condition, and (y) the Company does not remedy such condition described in clause (a), (b), or (c) above, as applicable, within 30 days of receiving the notice described in the preceding clause (x), and (z) the Employee terminates employment within 2 years after the initial existence of a condition described in subsection (a), (b), or (c), above.
          1.9 Enhanced Supplemental Pension Benefit: The term “Enhanced Supplemental Pension Benefit” shall mean (a) less (b), where:
     (a) is the Primary Supplemental Pension Benefit determined by assuming (i) the Employee was credited with additional service with the Company equal to the period of time between the Termination Date and the first to occur of either (A) the end of the Limited Period or (B) the end of the Severance Period, provided that for purposes of the Retirement Plan, the Excess Agreement and the Supplemental Plan the Employee will only be credited with such additional service if the Employee was being credited with service for benefit accrual purposes under such plans immediately prior to the Termination Date, and (ii) the Employee’s compensation for purposes of benefit calculation under the Retirement Plan, the Excess Agreement and the Supplemental Plan included a period of the Employee’s full-time employment with the Company equal to the period of time between the Termination Date and the first to occur of either (A) the end of the Limited Period or (B) the end of the Severance Period during which the Employee had Base Salary equal to the greater of (1) his Base Salary for the calendar year in which the Employee’s employment is terminated or (2) his Base Salary for the calendar year in which the Change in Control occurred, and Incentive Pay equal to the greater of (I) the Employee’s Incentive

Pay for the calendar year in which the Termination Date occurs or (II) the Employee’s Incentive Pay for the calendar year in which the Change in Control occurs; and
     (b) is the Primary Supplemental Pension Benefit.
The calculations of the Enhanced Supplemental Pension Benefit (and its actuarial equivalence) shall be made, as of the Termination Date, by Towers Watson or such other independent actuary appointed by the administrator of the Retirement Plan and acceptable to the Employee (the “Actuary”). The lump sum of actuarial equivalence shall be calculated using the applicable mortality table promulgated by the Internal Revenue Service (“IRS”) under Section 417(e)(3) of the Code as in effect on the Termination Date and the applicable interest rates promulgated by the IRS under Section 417(e)(3) of the Code for the month third preceding the month in which the Termination Date occurs, and if the IRS ceases to promulgate such interest rates, an interest rate determined by the Actuary.
          1.10 Incentive Pay: The term “Incentive Pay” shall mean an annual amount equal to the target annual amount of Incentive Payments payable to the Employee. However, for purposes of Section 4.2 for a Termination of Employment other than in the Limited Period, Incentive Pay shall mean an amount equal to the annual incentive amount actually paid, based on the attainment of pre-established goals, and subject to the generally applicable terms of the Senior Executive Management Performance Plan, or similar or successor plan, for the calendar year in which the Termination Date occurs.
          1.11 Incentive Payments: The term “Incentive Payments” shall mean any cash incentive compensation paid based on an annual performance period (whether pursuant to the Company’s Senior Executive Management Performance Plan or any successor similar plan or through any other means), without regard to any reduction thereof elected by the Employee pursuant to any qualified or non-qualified salary reduction arrangement maintained by the Company, including, without limitation, the SIP Plan and the Deferred Compensation Plan.
          1.11a Incentive Payout Percentage: The term “Incentive Payout Percentage” shall mean, for a given year, (a) the amount of Incentive Payments paid to the Employee, divided by (b) the corresponding amount of Incentive Pay, expressed as a percentage, but in no event exceeding one hundred percent (100%).
          1.12 Incumbent Directors: The term “Incumbent Directors” means the individuals who, as of the date hereof, are Directors of the Company and any individual becoming a Director subsequent to the date hereof whose election, nomination for election by the Company’s shareholders, or appointment, was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

          1.13 Limited Period: The term “Limited Period” shall mean that period of time commencing on the date of a Change in Control and continuing for a period of three years.
          1.14 Notice of Termination: The term “Notice of Termination” shall mean a written notice delivered to the Employee in the manner specified in Section 9 of this Agreement, which notice indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment.
          1.15 Post-Tax SIP Plan Benefit: The “Post-Tax SIP Plan Benefit” shall mean the sum of:
     (a) The amount credited to the Employee’s account under The Timken Company Post-Tax SIP Plan (the “Post-Tax SIP Plan”) as of the Termination Date; plus
     (b) The amount of Company contributions that would have been credited to the Employee’s account under the Post-Tax SIP Plan after the Termination Date if the Employee had remained in the full-time employment of the Company until the earlier of (i) end of the Limited Period or (ii) the end of the Severance Period at the greater of (I) his Base Salary and Incentive Pay for the calendar year in which the Employee’s employment is terminated, or (II) his Base Salary and Incentive Pay for the calendar year in which the Change in Control occurred, and assuming the Employee’s contributions to the Post-Tax SIP Plan following the Termination Date had been at the highest rate at which such contributions had been made at any time during the three-year period ending on the Termination Date.
          1.16 Primary Supplemental Pension Benefit: The term “Primary Supplemental Pension Benefit” shall mean (a) less (b), where:
     (a) is the sum of the accrued pension benefits (converted to a lump sum of actuarial equivalence as of the Termination Date) which the Employee would have been entitled to receive at or after the Termination Date under (i) the Retirement Plan, (ii) any annuity distributed to the Employee as a result of the termination on October 31, 1984 of the Retirement Plan for Salaried Employees of The Timken Company (the “Terminated Pension Plan”), (iii) any Employee Excess Benefits Agreement (“Excess Agreement”), and (iv) the Supplemental Pension Plan of the Timken Company (“Supplemental Plan”), assuming for purposes of this calculation that (A) the Employee’s benefits under the Retirement Plan, the Excess Agreement and the Supplemental Plan were vested and non-forfeitable, (B) the Employee satisfied any other condition under the Retirement Plan, the Excess Agreement and the Supplemental Plan to his receipt of benefits thereunder, (C) the Employee’s compensation for purposes of the Retirement Plan, the Excess Agreement and the Supplemental Plan was determined without regard to any reduction in compensation elected by the Employee pursuant to any qualified or non-qualified salary reduction arrangement maintained by the

Company, including without limitation, the SIP Plan and the Deferred Compensation Plan, (D) solely for purposes of determining the time at which the Employee would receive benefits under the Retirement Plan, the Terminated Pension Plan, the Excess Agreement and the Supplemental Plan, the Employee had continued his employment with the Company until such time Employee would have received such benefits, and (E) the Employee commenced receiving benefits from the Retirement Plan, the Terminated Pension Plan, the Excess Agreement and the Supplemental Plan at the point in time when the total of the lump sums of actuarial equivalence under the Retirement Plan, the Terminated Pension Plan, the Excess Agreement and the Supplemental Plan is the greatest; and
     (b) is the sum of the accrued pension benefits (converted to a lump sum of actuarial equivalence as of the Termination Date) which the Employee is entitled to receive at or after the Termination Date under (i) the Retirement Plan, and (ii) any annuity distributed to the Employee as a result of the termination on October 31, 1984 of the Terminated Pension Plan.
The calculations of the Primary Supplemental Pension Benefit (and its actuarial equivalence) shall be made, as of the Termination Date, by the Actuary. The lump sum of actuarial equivalence shall be calculated using the applicable mortality table promulgated by the IRS under Section 417(e)(3) of the Code as in effect on the Termination Date and the applicable interest rate promulgated by the IRS under Section 417(e)(3) of the Code for the month third preceding the month in which the Termination Date occurs, and if the IRS ceases to promulgate such interest rates, an interest rate determined by the Actuary.
Notwithstanding any provision of this Section 1.16 to the contrary, if the Employee becomes entitled to receive the Primary Supplemental Pension Benefit under this Agreement as a result of a Termination of Employment that is pursuant to a Company Termination Event or that is a result of the Employee’s voluntary termination not pursuant to an Employee Termination Event, then the term “Primary Supplemental Pension Benefit” shall mean the amount the Employee is entitled to receive under the Excess Agreement and Supplemental Agreement in accordance with the terms of the Excess Agreement and Supplemental Agreement (other than the terms specifying the time and form of payment of any benefit paid thereunder).
          1.16a Sale Termination: The term “Sale Termination” shall mean a Termination of Employment with the Company or a Subsidiary of the Company in connection with:
     (a) a sale by the Company or a Subsidiary of the Company of a plant or other facility or property or assets; or
     (b) a sale of the ownership of the Company or a Subsidiary of the Company, when the acquirer in such sale described in subsection (a) or (b) or its affiliate makes an offer of employment to the Employee in connection with such sale. Notwithstanding the foregoing, a Termination of Employment shall not be a Sale Termination if such

Termination of Employment occurs during the Limited Period or during the 90 days prior to a Change in Control under the circumstances described in Section 4.1(a).
          1.17 Severance Amount: The term “Severance Amount” shall mean an amount equal to the sum of:
     (a) [Severance Terms] times the Employee’s Base Salary in effect immediately prior to the Employee’s termination of employment; and
     (b) [Severance Terms] times an amount equal to (x) the Employee’s highest Incentive Payout Percentage during the five years immediately preceding the year in which the Employee’s employment is terminated, multiplied by (y) the amount of the Incentive Pay for the year in which Employee’s employment is terminated.
          1.18 Severance Period: The term “Severance Period” shall mean the period beginning on the Employee’s Termination Date and ending on the [Severance period] anniversary of the Termination Date.
          1.19 Subsidiary: The term “Subsidiary” means a corporation, partnership, joint venture, unincorporated association or other entity in which the Company directly or indirectly beneficially owns 50% or more ownership or other equity interest.
          1.20 Supplemental SIP Plan Benefit: The “Supplemental SIP Plan Benefit” shall mean:
     (a) The amount of the Company Matching Contributions and Core Contributions (as such terms are defined in the SIP Plan) that would have been made to the SIP Plan by the Company and allocated to the Employee’s account thereunder as if the Employee had remained in the full-time employment of the Company until the earlier of (i) the end of the Limited Period or (ii) the end of the Severance Period, at the greater of (I) his Base Salary for the calendar year in which the Employee’s employment is terminated, or (II) his Base Salary immediately prior to the Change in Control, and the greater of (y) the Employee’s Incentive Pay for the calendar year in which the Termination Date occurs and (z) the Employee’s Incentive Pay for the calendar year in which the Change in Control occurred, and assuming the Employee’s salary deferral was at the maximum permissible level; less
     (b) The amount of the Company Matching Contributions and Core Contributions made to the SIP Plan by the Company and allocated to the Employee’s account thereunder as of the Termination Date.
          1.21 Termination Date: The term “Termination Date” shall mean the effective date of the Employee’s Termination of Employment with the Company.

          1.22 Termination of Employment: The term “Termination of Employment” means termination of employment within the meaning of Treasury Regulation Section 1.409A-1(h)(1)(ii).
          1.23 Voting Stock: The term “Voting Stock” means securities entitled to vote generally in the election of directors.
     2. Operation of Agreement: This Agreement shall be effective immediately upon its execution.
     3. Conditions During the Limited Period: During the Limited Period:
     (a) the Employee shall remain in the same or better office and position in the Company (or a successor thereto) or any Subsidiary that the Employee held immediately prior to the Change in Control;
     (b) if the Employee was a Director of the Company or a Subsidiary immediately prior to a Change in Control, the Employee shall remain a Director of the Company (or a successor thereto) or a Director of such Subsidiary;
     (c) Employee shall be entitled to receive Incentive Payments equal to or in excess the Employee’s average Incentive Pay for the previous three calendar years; and such amounts will be paid in the calendar year following the calendar year in which the amounts are earned but in no event later than 2 1/2 months after the end of the calendar year following the calendar year in which such amounts are earned;
     (d) (i) the Company shall continue in effect without a material negative change to any compensation or benefit plan in which the Employee participated immediately prior to the Change in Control and, as applicable, the Company shall continue Employee’s participation in any such compensation or benefit plan; (ii) neither the Company nor its Subsidiaries shall take any action that would directly or indirectly materially reduce any of the benefits of any compensation or benefit plan enjoyed by the Employee at the time of the Change in Control; (iii) the Employee shall continue to be entitled to no less than the same number of paid vacation days to which the Employee was entitled immediately prior to the Change in Control, based on years of service with the Company or its Subsidiaries in accordance with the normal vacation policy, in effect immediately prior to the Change in Control, of the Company or any of its Subsidiaries that employ Employee immediately prior to the Change in Control, and (iv) neither the Company nor any of its Subsidiaries shall take any other action which would materially adversely change the conditions or prerequisites of the Employee’s employment as in effect immediately prior to the Change in Control; and
     (e) the termination of Employee’s employment by the Company or its Subsidiaries shall only be effected pursuant to a Notice of Termination satisfying the requirements of Section 1.14 of this Agreement.

Employee acknowledges that if the Company fails to fulfill any of its obligations under this Section 3, Employee’s only recourse is to cause such failure to be considered an Employee Termination Event if the breach is considered a material breach of this Agreement and Employee’s damages will be limited to the payments provided for in Section 4, as applicable.
     4. Severance Compensation:
     4.1 Severance Compensation:
(a)(i) If the Employee experiences a Termination of Employment during the Limited Period because the Company terminated the Employee’s employment during the Limited Period other than pursuant to a Company Termination Event, or because the Employee voluntarily terminated his employment during the Limited Period pursuant to an Employee Termination Event, then the Company shall pay as severance compensation to the Employee a lump sum cash payment in the amount of the CIC Severance Amount. Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and not more than 90 days prior to the date on which the Change in Control occurs, the Employee experiences a Termination of Employment because the Company terminated the Employee’s employment, such Termination of Employment will be deemed to be a Termination of Employment during the Limited Period for purposes of this Agreement (other than for purposes of Section 4.1(a)(ii)) if the Employee has reasonably demonstrated that such Termination of Employment (A) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control, or (B) otherwise arose in connection with or in anticipation of a Change in Control. In the event the Employee is entitled to the benefits under this Agreement as a result of the preceding sentence, then the 60-calendar-day period specified in Section 4.1(c) shall be deemed to commence on the date on which the Employee receives the notice contemplated by the last sentence of Section 1.3 hereof.
     (ii) If a Change in Control occurs that constitutes a permitted distribution event under Section 409A(a)(2) of the Code, and the Employee experiences a Termination of Employment during the 2 year period following the date of such Change in Control, the Primary Supplemental Pension Benefit shall be paid to the Employee in a single lump sum on the 60th day after the Employee’s Termination of Employment, subject to Section 19.2 and the execution and delivery by the Employee of the Release described in Section 7 hereof, and the expiration of all applicable rights of the Employee to revoke the Release. Upon receipt of the Primary Supplemental Pension Benefit, if paid, and because the parties intend the Primary Supplemental Pension Benefit to be paid pursuant to this Agreement in lieu of any benefits to which the Employee is entitled under the Excess Agreement and the Supplemental

Plan, the Employee hereby retroactively waives, upon his receipt of the Primary Supplemental Pension Benefit, participation in any non-qualified pension plan of, or benefits under any employee excess benefits agreement with, the Company providing for benefits in excess of those permitted by the Code to be paid under the Retirement Plan, and which measure service and compensation under such plan or agreement as a basis for benefits, including, without limitation, the Excess Agreement and the Supplemental Plan.
     (b) If the Employee experiences a Termination of Employment because the Company has terminated the Employee’s employment, the Company shall pay as severance compensation to the Employee a lump sum cash payment in the amount of the Severance Amount unless the Termination of Employment occurs:
     (i) during the Limited Period, or
     (ii) pursuant to a Company Termination Event, or
     (iii) for reasons of (A) criminal activity or (B) willful misconduct or gross negligence in the performance of the Employee’s duties, or
     (iv) pursuant to a Sale Termination.
     (c) The payment of the Severance Amount or the CIC Severance Amount required by this Section 4.1 shall, subject to Section 19.2 and to the execution and delivery by the Employee of the Release described in Section 7 hereof, and the expiration of all applicable rights of the Employee to revoke the Release or any provision thereof, be made to the Employee within 60 calendar days after the Termination Date. In no event will the Employee have a right to designate the taxable year of any such payment.
Upon receipt of the CIC Severance Amount, if paid, and because the CIC Severance Amount includes a supplemental pension benefit that the parties intend to be paid pursuant to this Agreement in lieu of any benefits to which the Employee is entitled under the Post-Tax SIP Plan, the Employee hereby retroactively waives, upon his receipt of the CIC Severance Amount, participation in the Post-Tax SIP Plan.
          4.2 Compensation through Termination: If the Employee experiences a Termination of Employment, the Company shall pay the Employee any Base Salary that has accrued but is unpaid through the Termination Date. If the Employee experiences a Termination of Employment because his employment is terminated by the Company other than for Cause and other than pursuant to a Sale Termination, the Company shall pay the Employee an amount equivalent to the Incentive Pay for the calendar year in which the Termination Date occurs multiplied by a fraction, the numerator of which is the number of days in the calendar year in which the Termination Date occurs that have expired prior to the Termination Date and the denominator of which is three hundred sixty-five. Such payment shall be made, in the case of a Termination of Employment during the Limited Period, in accordance with the provisions governing payment of the Severance Amount or CIC Severance Amount under Section 4.1(c), and in the case of a Termination of Employment other than during the Limited Period, in the year following the year in which the Termination Date occurs but no later than March 15th of such year.
          4.3 Offset: To the full extent permitted by applicable law, the Company retains the right to offset against the Severance Amount otherwise due to the Employee hereunder any amounts then owing and payable by such Employee to the Company or any of its affiliates.
          4.4 Interest on Overdue Payments: Without limiting the rights of the Employee at law or in equity, if the Company fails to make any payment required to be made under this Agreement on a timely basis, the Company shall pay interest on the amount thereof at an annualized rate of interest equal to the “prime rate” as set forth from time to time during the relevant period in The Wall Street Journal “Money Rates” column, plus 1%.
          4.5 Adjustments of Payments and Benefits: Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit to be paid or provided hereunder or under any other plan or agreement would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided hereunder shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payments and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). The determination of whether any reduction in such payments or benefits to be provided hereunder is required pursuant to the preceding sentence shall be made at the expense of the Company, if requested by Employee or the Company, by the Company’s independent accountants or a nationally recognized law firm chosen by the Company. The fact that Employee’s right to payments or benefits may be reduced by reason of the limitations contained in this Section shall not of itself limit or otherwise affect any other rights of Employee under this Agreement. In the event that any payment or benefit intended to be provided hereunder is required to be reduced pursuant to this Section, then the reduction shall occur in the following order: (a) reduction of the portion of the CIC Severance Amount described under Section 1.4(a); (b) reduction of the portion of the CIC Severance Amount described under Section 1.4(b); (c) reduction of the Enhanced Supplemental Pension Benefit; (d) Reduction of the Supplemental SIP Plan Benefit; (e) reduction of the portion of the Post-Tax SIP Plan Benefit described in Section 1.15(b); (f) reduction of the cash reimbursements described in Section 4.6(a); and (g) reduction of the Primary Supplemental Pension Benefit.

          4.6 Continuation of Certain Benefits.
     (a) If the Company terminates the Employee’s employment during the Limited Period other than pursuant to a Company Termination Event, or if the Employee voluntarily terminates his employment during the Limited Period pursuant to an Employee Termination Event, then the Employee, and the Employee’s eligible dependents, shall be entitled to continue to participate in the Company’s medical, dental, vision and life insurance plans for which the Employee was eligible immediately prior to the Employee’s Termination Date, until the earlier of (i) Employee’s eligibility for any such coverage under another employer’s or any other medical plan or (ii) [CIC Medical] following the termination of Employee’s employment (the “CIC Benefit Continuation Period”). The Employee’s continued participation in the Company’s life insurance plans shall be on the terms (including access fees) not less favorable than those in effect for actively employed key employees of the Company. The Employee’s continued participation in the Company’s medical, dental, and vision plans shall be on the terms not less favorable than those in effect for actively employed key employees of the Company but only if the Employee makes a payment to the Company in an amount equal to the monthly premium payments (both the employee and employer portion) required to maintain such coverage on the first day of each calendar month during the CIC Benefit Continuation Period commencing with the first calendar month following the Termination Date. Subject to Section 19.2, the Company shall reimburse the Employee on an after-tax basis for the amount of such premiums paid by the Employee pursuant to the preceding sentence, if any, in excess of any employee contributions (access fees) necessary to maintain such coverage during the CIC Benefit Continuation Period (the “CIC Reimbursement Payments”), and such CIC Reimbursement Payments shall be paid to the Employee on the 15th day of each calendar month during the CIC Benefit Continuation Period commencing with the calendar month in which the Employee’s first premium payment is due pursuant to the preceding sentence or, if later, the calendar month following the calendar month in which the release provided for in Section 7 becomes irrevocable. Each CIC Reimbursement Payment shall be considered a separate payment and not one of a series of payments for purposes of Section 409A. Employee agrees that the period of coverage under such plan shall count against the medical plan’s obligation to provide continuation coverage pursuant to Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”).
     (b) If the Company terminates the Employee’s employment other than during the Limited Period and other than (i) pursuant to a Company Termination Event; (ii) for reasons of (A) criminal activity or (B) willful misconduct or gross negligence in the performance of the Employee’s duties; or (iii) pursuant to a Sale Termination, then the Employee, and the Employee’s eligible dependents, shall be entitled to continue to participate in the Company’s medical, dental, vision and life insurance plans for which the Employee was eligible immediately prior to the Employee’s Termination Date, until the earlier of (x) Employee’s eligibility for any such coverage under another employer’s or any other medical plan or (y) [severance medical] following the termination of Employee’s employment (the “Severance Benefit Continuation Period”). The Employee’s continued

participation in the Company’s life insurance plans shall be on the terms (including access fees) not less favorable than those in effect for actively employed key employees of the Company. The Employee’s continued participation in the Company’s medical, dental, and vision plans shall be on the terms not less favorable than those in effect for actively employed key employees of the Company but only if the Employee makes a payment to the Company in an amount equal to the monthly premium payments (both the employee and employer portion) required to maintain such coverage on the first day of each calendar month during the Severance Benefit Continuation Period commencing with the first calendar month following the Termination Date. Subject to Section 19.2, the Company shall reimburse the Employee on an after-tax basis for the amount of such premiums paid by the Employee pursuant to the preceding sentence, if any, in excess of any employee contributions (access fees) necessary to maintain such coverage during the Benefit Continuation Period (the “ Severance Reimbursement Payments”), and such Severance Reimbursement Payments shall be paid to the Employee on the 15th day of each calendar month during the Severance Benefit Continuation Period commencing with the calendar month in which the Employee’s first premium payment is due pursuant to the preceding sentence or, if later, the calendar month following the calendar month in which the release provided for in Section 7 becomes irrevocable. Each Severance Reimbursement Payment shall be considered a separate payment and not one of a series of payments for purposes of Section 409A. Employee agrees that the period of coverage under such plan shall count against the medical plan’s obligation to provide continuation coverage pursuant to COBRA.
     5. No Obligation to Mitigate Damages: The Employee shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor, except as provided in Sections 4.6(a) and 4.6(b), shall the amount of any payment or benefit provided for under this Agreement be reduced by any compensation earned by the Employee as the result of employment by another employer after the Termination Date, or otherwise.
     6. Confidential Information; Covenant Not To Compete:
          6.1 The Employee acknowledges that all trade secrets, customer lists and other confidential business information are the exclusive property of the Company. The Employee shall not (following the execution of this Agreement, during the Limited Period, or at any time thereafter) disclose such trade secrets, customer lists, or confidential business information without the prior written consent of the Company. The Employee also shall not (following the execution of this Agreement, during the Limited Period, or at any time thereafter) directly or indirectly, or by acting in concert with others, employ or attempt to employ or solicit for any employment competitive with the Company any person(s) employed by the Company. The Employee recognizes that any violation of this Section 6.1 and Section 6.2 is likely to result in immediate and irreparable harm to the Company for which money damages are likely to be inadequate. Accordingly, the Employee consents to the entry of injunctive and other appropriate equitable relief by a court of competent jurisdiction, after notice and hearing and the court’s finding of irreparable harm and the likelihood of prevailing on a claim alleging violation of this

Section 6, in order to protect the Company’s rights under this Section. Such relief shall be in addition to any other relief to which the Company may be entitled at law or in equity. The Employee agrees that the state and federal courts located in the State of Ohio shall have jurisdiction in any action, suit or proceeding against Employee based on or arising out of this Agreement and Employee hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to service of process in connection with any action, suit or proceeding against Employee; and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.
          6.2 For a period of time beginning upon the Termination Date and ending upon the first anniversary of the Termination Date, the Employee shall not (a) engage or participate, directly or indirectly, in any Competitive Activity, as defined in Section 1.7 or (b) solicit or cause to be solicited on behalf of a competitor any person or entity which was a customer of the Company during the term of this Agreement, if the Employee had any direct responsibility for such customer while employed by the Company.
     7. Release:
     Payment of the severance payments set forth in Section 4 hereof is conditioned upon the Employee executing and delivering a full and complete release of all claims satisfactory to the Company within 50 days of the Employee’s Termination Date.
     8. Successors, Binding Agreement and Complete Agreement:
          8.1 Successors: The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Employee, to assume and agree to perform this Agreement.
          8.2 Binding Agreement: This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal or legal representative, executor, administrators, successors, heirs, distributees and legatees. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including, without limitation, any person acquiring directly or indirectly all or substantially all of the assets of the Company whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed “the Company” for the purposes of this Agreement), but shall not otherwise be assignable by the Company.
          8.3 Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.
     9. Notices: For the purpose of this Agreement, all communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as indicated below, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of change of address shall be effective only upon receipt.
If to the Company:	The Timken Company 1835 Dueber Avenue, S.W. Canton, Ohio 44706

If to the Employee:	_________________ _________________ _________________
     10. Governing Law: The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws of such State.
     11. Miscellaneous: No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing signed by the Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. If the Employee files a claim for benefits under this Agreement with the Company, the Company will follow the claims procedures set out in 29 C.F.R. Section 2560.503-1.
     12. Validity: The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.
     13. Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.
     14. Employment Rights: Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Company or the Employee to have the Employee remain in the employment of the Company.
     15. Withholding of Taxes: The Company may withhold from any amount payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.
     16. Nonassignability: This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations, hereunder, except as provided in Sections 8.1 and 8.2 above. Without limiting the foregoing, the Employee’s right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his will or by the laws of descent and distribution and in the event of any attempted assignment or transfer contrary to this Section the Company shall have no liability to pay any amounts so attempted to be assigned or transferred.
     17. Termination of Agreement: The term of this Agreement (the “Term”) shall commence as of the date hereof and shall expire on the close of business on [December 31, 20___]; provided, however, that (i) commencing on [January 1, 20___] and each January 1 thereafter, the term of this Agreement will automatically be extended for an additional year unless, not later than September 30 of the immediately preceding year, the Company or the Employee shall have given notice that it or the Employee, as the case may be, does not wish to have the Term extended; (ii) if a Change in Control occurs during the Term, the Term will expire on the last day of the Limited Period; and (iii) subject to Section 4.1, if the Employee ceases for any reason to be a key employee of the Company or any Subsidiary, thereupon without further action the Term shall be deemed to have expired and this Agreement will immediately terminate and be of no further effect. For purposes of this Section 17, the Employee shall not be deemed to have ceased to be an employee of the Company or any Subsidiary by reason of the transfer of Employee’s employment between the Company and any Subsidiary, or among any Subsidiaries.
     18. Indemnification of Legal Fees and Expenses; Security for Payment:
          18.1 Indemnification of Legal Fees. It is the intent of the Company that in the case of a Change in Control, the Employee not be required to incur the expenses associated with the enforcement of his rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Employee hereunder. Accordingly, after a Change in Control, if it should appear to the Employee that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation designed to deny, or to recover from, the Employee the benefits intended to be provided to the Employee hereunder, the Company irrevocably authorizes the Employee from time to time to retain counsel of his choice, at the expense of the Company as hereafter provided, to represent the Employee in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. The Company shall pay or cause to be paid and shall be solely responsible for any and all attorneys’ and related fees and expenses incurred by the Employee after a Change in Control and as a result of the Company’s failure to perform this Agreement or any provision hereof or as a result of the Company or any person contesting the validity or enforceability of this Agreement or any provision hereof as aforesaid.
               If the Employee is entitled to reimbursement pursuant to this Section 18.1, this Section shall apply to any such eligible costs and expenses incurred during the Employee’s lifetime. Subject to Section 19.2, any amounts the Company owes to the Employee pursuant to this Section 18.1 will be paid to the Employee by the Company within 30 days following the Company’s receipt of a statement or statements prepared by Employee or Employee’s legal counsel that sets forth the amount of such costs and expenses eligible for reimbursement but in no event will such amounts be paid later than December 31 of the year following the year in which Employee incurs such expenses. In no event will the costs and expenses paid by the Company pursuant to this Section 18.1 in one year affect the amount of costs and expenses the Company is obligated to pay pursuant to this Section 18.1 in any other taxable year.
          18.2 Trust Agreements. To ensure that the provisions of this Agreement can be enforced by the Employee, two agreements (“Amended and Restated Trust Agreement” and “Amended and Restated Trust Agreement No. 2”) each dated as of March 26, 1991, as they may have been or may be amended, have been established between a Trustee selected by the members of the Compensation Committee of the Board or any officer (the “Trustee”) and the Company. The Amended and Restated Trust Agreement sets forth the terms and conditions relating to payment pursuant to the Amended and Restated Trust Agreement of the CIC Severance Amount and Primary Supplemental Pension Benefit pursuant to this Agreement owed by the Company, and Amended and Restated Trust Agreement No. 2 sets forth the terms and conditions relating to payment pursuant to Amended and Restated Trust Agreement No. 2 of attorneys’ and related fees and expenses pursuant to Section 18.1 owed by the Company. Employee shall make demand on the Company for any payments due Employee pursuant to Section 18.1 prior to making demand therefor on the Trustee under Amended and Restated Trust Agreement No. 2. Payments by such Trustee shall discharge the Company’s liability under Section 18.1 only to the extent that trust assets are used to satisfy such liability.
          18.3 Obligation of the Company to Fund Trusts. Upon the earlier to occur of (x) a Change in Control that involves a transaction that was not approved by the Board, and was not recommended to the Company’s shareholders by the Board, (y) a declaration by the Board that the trusts under the Amended and Restated Trust Agreement and Amended and Restated Trust Agreement No. 2 should be funded in connection with a Change in Control that involves a transaction that was approved by the Board, or was recommended to shareholders by the Board, or (z) a declaration by the Board that a Change in Control is imminent, the Company shall promptly to the extent it has not previously done so, and in any event within five (5) business days:
     (a) transfer to the Trustee to be added to the principal of the trust under the Amended and Restated Trust Agreement a sum equal to the aggregate value on the date of the Change in Control of the CIC Severance Amount and Primary Supplemental Pension Benefit, which could become payable to the Employee under the provisions of Section 4.1 hereof. The payment of any CIC Severance Amount, Primary Supplemental Pension Benefit, or other payment by the Trustee pursuant to the Amended and Restated Trust Agreement shall, to the extent thereof, discharge the Company’s obligation to pay the CIC Severance Amount, Primary Supplemental Pension Benefit, or other payment hereunder, it being the intent of the Company that assets in such Amended and Restated Trust Agreement be held as security for the Company’s obligation to pay the CIC Severance Amount, Primary Supplemental Pension Benefit, and other payments under this Agreement; and
     (b) transfer to the Trustee to be added to the principal of the trust under Amended and Restated Trust Agreement No. 2 the sum authorized by the members of the Compensation Committee from time to time.

Any payments of attorneys’ and related fees and expenses, which are the obligation of the Company under Section 18.1, by the Trustee pursuant to Amended and Restated Trust Agreement No. 2 shall, to the extent thereof, discharge the Company’s obligation hereunder, it being the intent of the Company that such assets in such Amended and Restated Trust Agreement No. 2 be held as security for the Company’s obligation under Section 18.1.
     Notwithstanding any provision of this Agreement to the contrary, no amounts shall be transferred to the Trustee with respect to the Amended and Restated Trust Agreement or the Amended and Restated Trust Agreement No. 2 for payments of any amount under this Agreement if, pursuant to Section 409A(b)(3)(A) of the Code, such amount would, for purposes of Section 83 of the Code, be treated as property transferred in connection with the performance of services.
     19. Code Section 409A of the Code.
          19.1 General. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Employee. This Agreement shall be administered and interpreted in a manner consistent with this intent.
          19.2 Delayed Payments. Notwithstanding any provision of this Agreement to the contrary, if the Employee is a “specified employee,” determined pursuant to procedures adopted by the Company in compliance with Section 409A of the Code, on his Termination Date and if any portion of the payments or benefits to be received by the Employee upon Termination of Employment would constitute a “deferral of compensation” subject to Section 409A, then to the extent necessary to comply with Section 409A, amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following the Employee’s Termination Date will instead be paid or made available on the earlier of (i) the first business day of the seventh month after Employee’s Termination Date, or (ii) the Employee’s death.
          19.3 Amendments. Notwithstanding any provision of this Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, Employee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Employee in connection with this Agreement (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold Employee harmless from any or all of such taxes or penalties.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first set forth above.

By:
Employee

THE TIMKEN COMPANY
By:
W. R. Burkhart

Its: Sr. VP & General Counsel